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                                                                    Exhibit 23.2
                                                                    ------------

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Avant! Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Avant! Corporation of our report dated January 26, 1996, relating to the balance sheets of Meta-Software, Inc. as of December 31, 1995, and 1994, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-KSB of Meta-Software, Inc. and registration statement (No. 333-11659) on Form S-4 of Avant! Corporation.


San Jose, California
November 14, 1996

                              /s/ KPMG Peat Marwick, LLP

                              KPMG Peat Marwick, LLP